                                                                   EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER, is dated as of June 1, 1996, by and among Urohealth Systems, Inc., a Delaware corporation ("UROHEALTH"), Urohealth, Inc. (California), a California corporation and a wholly owned subsidiary of Urohealth ("UROHEALTH SUB"), and The Intermed Group, Inc., a Delaware corporation ("INTERMED"). Urohealth Sub and Intermed are sometimes hereinafter referred to collectively as the "CONSTITUENT CORPORATIONS," or individually as a "CONSTITUENT CORPORATION."

        WHEREAS, the respective Boards of Directors of Urohealth Sub and Intermed deem it advisable and in the best interests of their respective stockholders that Urohealth acquire Intermed by the merger of Intermed with and into Urohealth Sub upon the terms and subject to the conditions set forth herein (the "MERGER");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I
                                   THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof) of the Merger, Intermed shall be merged with and into Urohealth Sub, with Urohealth Sub being the surviving corporation in the Merger (the "SURVIVING CORPORATION") and the separate existence of Intermed shall thereupon cease. The Merger shall have the effects set forth in the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL").

        1.2 Closing. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Morrison & Foerster LLP, 19900 MacArthur Boulevard, Irvine, California 92715, at 9:00 a.m., Pacific daylight savings time, on the second business day after the fulfillment or waiver of the conditions set forth in Article VII hereof or (ii) at such other place and time and/or on such other date as the parties may agree.

        1.3 Effective Time of the Merger. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof (i) a Merger Agreement substantially in the form attached hereto as Exhibit A (the "MERGER AGREEMENT"), shall be prepared in accordance with the CGCL, and thereafter delivered to the Secretary of State of the State of California for filing as provided in the CGCL and (ii) a Certificate of Merger substantially in the form attached hereto as Exhibit B, shall be



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prepared in accordance with the DGCL, and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL. The Merger shall become effective upon the completion of the filing of a properly executed Merger Agreement with the Secretary of State of the State of California, which filing shall be made on the Closing Date. When used in this Agreement, the term "EFFECTIVE TIME" with respect to the Merger shall mean the date and time at which such Merger Agreement is successfully filed.


                                   ARTICLE II
                    UROHEALTH AND THE SURVIVING CORPORATION

        2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Urohealth Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation of the Merger.

        2.2 Bylaws of the Surviving Corporation. The Bylaws of Urohealth Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        2.3   Directors and Officers of the Surviving Corporation.

        (a) The directors of Urohealth Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        (b) The officers of Urohealth Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.


                                  ARTICLE III
                              CONVERSION OF SHARES

        3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Intermed Common
Stock:

        (a) Each share of Common Stock, $.01 par value, of Intermed ("INTERMED SHARE") issued and outstanding immediately prior to the Effective Time (other than Intermed Shares owned by Urohealth, Urohealth Sub or Intermed Shares which are held by stockholders ("DISSENTING STOCKHOLDERS") duly exercising appraisal rights pursuant to Section 262 of the DGCL) shall be converted at the Effective Time into the right to receive (i)

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that number of shares of Urohealth Common Stock ("UROHEALTH SHARES"), equal to
149,306 (the "STOCK MERGER CONSIDERATION") divided by the number of outstanding Intermed Shares (the "INTERMED OUTSTANDING SHARES") at the Effective Time (the "EXCHANGE RATIO") and the right to receive $1,462,412 divided by the number of Intermed Outstanding Shares (the "CASH MERGER CONSIDERATION," and together with the "STOCK MERGER CONSIDERATION," the "MERGER CONSIDERATION").

        (b) At the Effective Time, all Intermed Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any Intermed Shares shall thereafter represent the right to receive the Merger Consideration. Certificates representing Intermed Shares shall be exchanged for certificates representing whole Urohealth Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If, prior to the Effective Time, Intermed or Urohealth should split or combine the Intermed Shares or the Urohealth Shares, or pay a stock dividend or other stock distribution in Intermed Shares or Urohealth Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

        (c) Each Intermed Share held in the treasury of Intermed or by any subsidiary of Intermed or by Urohealth or any subsidiary of Urohealth shall be canceled and retired and cease to exist, and no Urohealth Shares shall be issued in exchange therefor. All Urohealth Shares owned by Intermed or any subsidiary shall become treasury stock of Urohealth.

        (d) At the Effective Time, each share of Common Stock, without par value, of Urohealth Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

        3.2   Exchange of Certificates.

        (a) Exchange Agent. As of the Effective Time, (i) Intermed shall deliver to Urohealth certificates representing all of the Intermed Outstanding Shares together with the Representation Letters (as defined below) for each Intermed stockholder, and (ii) Urohealth shall deliver to the Intermed stockholders, certificates representing the Urohealth Shares (together with any cash to be paid in lieu of fractional shares) in exchange for outstanding Intermed Shares, together with a check in payment of the Cash Merger Consideration due such stockholder.

        (b) Representations by Holders of Intermed Common Stock. Each holder of Intermed Common Stock which will receive Urohealth Shares in the Merger will be required to execute and deliver a "REPRESENTATION LETTER" in the form of Exhibit C hereto in order to receive merger consideration in exchange for such holder's certificates representing Intermed Shares.





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        3.3   No Further Ownership Rights in Intermed Common Stock.  The Merger
Consideration issued upon conversion of shares of Intermed Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Intermed Common Stock.

        3.4   No Fractional Shares.

        (a) No certificates or scrip representing fractional Urohealth Shares shall be issued upon the surrender for exchange of Intermed Shares and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Urohealth.

        (b) Urohealth shall pay or cause to be paid to each holder of Intermed Shares an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled to by the closing price on the American Stock Exchange of a Urohealth Share on the trading day immediately preceding the Closing Date.

        3.5 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

        3.6 Appraisal Rights. If any Dissenting Stockholder shall be entitled to require Intermed to purchase such stockholder's Intermed Shares for their "fair value," as provided in Section 262 of the DGCL, Intermed shall give Urohealth notice thereof and Urohealth shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither Intermed nor the Surviving Corporation shall, except with the prior written consent of Urohealth, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Intermed Shares held by such stockholder shall thereafter be entitled to be surrendered in exchange for the Merger Consideration.

        3.7 Transfer of Shares After the Effective Time. No transfers of Intermed Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing Intermed Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration.





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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         OF UROHEALTH AND UROHEALTH SUB

        Urohealth and Urohealth Sub represent and warrant to Intermed, except as disclosed to Intermed in writing prior to the execution of this Agreement, as follows:

        4.1 Organization. Urohealth is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Urohealth is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the financial condition of Urohealth and its subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). Urohealth Sub is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

        4.2 Authority Relative to this Agreement. Each of Urohealth and Urohealth Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Urohealth and Urohealth Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of either such company are necessary to approve this Agreement or the transactions contemplated hereby.

        4.3 Reports and Financial Statements. Urohealth has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), since July 1, 1994, including, without limitation, an Annual Report on Form 10-K for the year ended March 31, 1996 (collectively, the "SEC REPORTS"), and has previously furnished or made available to Intermed true and complete copies of all such SEC Reports. None of the SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of Urohealth and its subsidiaries as of the respective dates thereof, and the other related statements (including the





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

related notes) included therein fairly present in all material respects the results of operations and cash flows of Urohealth and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

        4.4 Compliance With Applicable Law. Urohealth holds all material licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Urohealth is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Urohealth, except in each case were the failure to so hold, or the violation of, would not constitute a Material Adverse Effect.

        4.5 FDA Matters. Neither the Food and Drug Administration nor any comparable state agency has within the past two years notified, nor to the best knowledge of Urohealth intends to notify, Urohealth of any violation of the Federal Food, Drug, and Cosmetic Act, the regulations promulgated thereunder or any comparable state law or regulation with respect to the manufacture or sale of Urohealth products, the likely result of which would be a Material Adverse Effect.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF INTERMED

        Intermed represents and warrants to Urohealth and Urohealth Sub, except as disclosed to Urohealth in writing prior to the execution of this Agreement, as follows:

        5.1 Corporate Organization. Except for Intermed Gauze Company, Inc. ("Intermed Gauze"), each of Intermed and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Intermed Gauze is currently an inactive subsidiary of Intermed with assets of less than $1,000 which Intermed will transfer to Norman T. Ruedt prior to the Closing Date. Each of Intermed and its subsidiaries (except Intermed Gauze) has the corporate power and authority to own and use its properties, to carry on its business as now conducted, holds all franchises, licenses and permits necessary and required therefore, and is duly qualified to do business as a foreign corporation in all other jurisdictions where the conduct of its business or the ownership of its properties requires such qualification. Schedule 5.1 correctly lists the current directors and officers of Intermed and each of its subsidiaries.

        5.2 Capitalization. The entire authorized capital stock of Intermed consists of 10,000,000 shares of Common Stock, $.01 par value, 1,201,585 of which shares are issued and outstanding, and 1,519,165 of which are held by Intermed as treasury stock and 1,000,000 shares





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of Preferred Stock, $.01 par value, none of which are issued and outstanding.
All issued and outstanding shares of capital stock of Intermed have been duly authorized and validly issued and are fully paid and nonassessable. All issued and outstanding shares of capital stock of Intermed have been issued in compliance with applicable state and federal securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase from Intermed, or any plans, contracts or commitments providing for the issuance of, or the granting of, rights to acquire (i) any capital stock or other ownership interest of Intermed, (ii) any securities convertible into or exchangeable for such capital stock or other ownership interests or (iii) any debt with voting rights. There are no outstanding contractual obligations or plans of Intermed to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of Intermed.

             5.3     Subsidiaries and Affiliates. Except as set forth on
Schedule 5.3 hereto, Intermed does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture or other entity.

             5.4 Shareholders. Attached hereto as Schedule 5.4 is a list of the shareholders of Intermed and, to the best of Intermed's knowledge, each such shareholder owns beneficially and of record all of the Intermed Shares set forth on Schedule 5.4 next to such shareholder's name, free and clear of all encumbrances.

             5.5 Authorization. Intermed has all requisite capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement, assuming the execution and delivery hereof by Urohealth and Urohealth Sub, is a valid and binding agreement of Intermed, enforceable against Intermed in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws or equitable principles relating to or limiting the rights of creditors' generally.

             5.6 No Violations; Defaults. The execution, delivery and performance of this Agreement by Intermed does not, and the consummation by Intermed of the transactions contemplated hereby will not (with the passage of time, notice or both): (i) violate, conflict with, or constitute a breach or default under, the charter documents or bylaws of Intermed, (ii) violate, conflict with, or constitute a default under, or permit the termination or acceleration of the maturity or performance of, any indebtedness for borrowed money or any agreement or other instrument to which Intermed is a party or by which it bound, (iii) result in the creation or imposition of any encumbrance on any properties or assets of Intermed, or (iv) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental entity to which Intermed is subject.

             5.7 Consents. All consents, approvals, waivers and authorizations from third parties necessary with respect to Intermed for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. All such consents, if any, are listed on Schedule 5.7.





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             5.8     Financial Statements. (i) The unaudited balance sheet of
Intermed as of April 30, 1996, together with the related statement of operations for the eleven months then ended, and (ii) the unaudited balance sheets of Intermed as of May 31, 1994 and 1995, together with the related statements of operations, retained earnings and cash flows of Intermed for the years then ended (collectively, the "Intermed Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Intermed as of the respective dates thereof and the results of its operations and changes in cash flows for the respective periods then ended. Except as set forth in the Intermed Financial Statements, Intermed has no liabilities or obligations, whether contingent or otherwise, other than those as set forth on Schedule 5.8.

             5.9 Absence of Certain Changes or Events. Since April 30, 1996, Intermed has operated its business only in the ordinary course and there has not been:

                     (a) any occurrence, event or condition which has had or could have a Material Adverse Effect,

                     (b) any damage, destruction or loss in excess of $10,000, whether or not covered by insurance, affecting its properties or business,

                     (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Intermed Shares,

                     (d) any increase in compensation or benefits expense to Intermed, any increase in the compensation or other benefits payable or to become payable by Intermed to its directors, officers or key employees, any increase in the payment or arrangement made to, for, or with any such officers or key employees,

                     (e) any change in accounting principles or methods followed by Intermed or any change in depreciation or amortization policies, or

                     (f) any pending or threatened labor difficulties affecting Intermed or efforts to unionize Intermed's employees.

             5.10 Title to Property; Encumbrances. Intermed owns all assets and rights necessary to conduct the business of Intermed as presently conducted. Intermed has good and marketable title to, or other full legal right to use, all properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all such properties and assets that it purports to own or has a legal right to use, as reflected on the balance sheet of Intermed dated April 30, 1996 (the "Balance Sheet") or acquired after April 30, 1996. Intermed does not own any real property. None of such properties or assets reflected on the Balance Sheet or acquired after April 30, 1996, is subject to any encumbrance except: (i) encumbrances set forth on
Schedule 5.10, (ii) statutory encumbrances not yet delinquent, (iii) encumbrances that do not individually or in the aggregate impair or materially interfere with the conduct of Intermed's present business operations, and (iv) encumbrances for taxes not yet delinquent or the validity of





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which are being contested in good faith by appropriate actions, which taxes, if any, have been listed on Schedule 5.10. For purposes of this Agreement, "encumbrance" means any claim, charge, encumbrance, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except those arising under any applicable federal or state securities laws. Schedule 5.10 contains a true and complete list and description of all items of equipment, furniture and fixtures, computer hardware and software, and motor vehicles owned or leased by Intermed (the "Equipment"), and indicates whether each such item of personal property is owned or leased. The Equipment taken as a whole is in generally good operating condition, except for ordinary wear and tear, currently usable for its intended purposes and is not materially obsolete.

             5.11 Litigation; No Violations of Law. There is no action, suit, proceeding, investigation or arbitration at law or in equity or before or by any governmental entity pending or, to the best of Intermed's knowledge, threatened against or affecting Intermed or any of its properties or assets that would have, individually or in the aggregate, a Material Adverse Effect or that would affect Intermed's ability to perform its obligations hereunder. Intermed is not in violation of: (i) any applicable law, rule, regulation or order that individually or in the aggregate has or could have a Material Adverse Effect, including, without limitation, the United States Food, Drug and Cosmetic Act, or (ii) any judgment, writ, injunction or decree, of any governmental entity. Intermed has not received notice that Intermed is in violation of any such applicable law, rule, regulation, order, judgment, writ, injunction or decree. Schedule 5.11 hereto identifies each action, suit, proceeding, investigation or arbitration involving Intermed that involve claims or potential damages in excess of $10,000, describing the proceeding and the status thereof.

             5.12 Taxes. Intermed has timely filed for all taxable periods all tax returns due on or before the date hereof and has paid when due all taxes required to be paid in respect of the periods covered by such tax returns and filings. With respect to all periods prior to the date hereof, Intermed has set up an adequate accrual for the payment of all taxes required to be paid (but not yet due or paid) with respect to those periods. Since January 1, 1992, no federal or state income tax or state sales tax return of Intermed has been audited by any taxing authority. No election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been or shall hereafter be made to treat Intermed as a consenting corporation (as defined in Section 341(f) of the Code).

             5.13    Employee Plans.

                     (a) General. Except as set forth in Schedule 5.13, Intermed is not and never has been a party to, a participant in or a sponsor of: (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement, (ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, medical and insurance,
(iii) any employment agreement not terminable upon notice at the will of either party with or without cause, (iv) any severance plans or severance agreements providing for severance benefits in





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

excess of $5,000, or (v) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (collectively, "Employee Plans"). True, correct and complete copies of all Employee Plans listed in Schedule 5.13, and all related summary plan descriptions, have been delivered to Urohealth.

                     (b) Employee Benefit Plans. With respect to the Employee Plans listed on Schedule 5.13 which are "employee benefit plans" (within the meaning of Section 3(3) of ERISA), Intermed is in compliance with the applicable provisions of such plans and of ERISA (as amended through the date of this Agreement). There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or the assets of such plans and, to the best of Intermed's knowledge, no facts exist which Intermed believes will give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans. There are no actions, suits or claims pending or threatened against Intermed regarding any employment agreement or alleged employment agreement and, to the best of Intermed's knowledge, no facts exist which Intermed believe will give rise to any such action, suit or claim.

                     (c) Pension and Profit Sharing Plans. No plan listed in Schedule 5.13 is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA).

                     (d) Common Control Plans. There are no trades or businesses (whether or not incorporated) which are members of a group of which Intermed is a member and which are under common control within the meaning of
Section 414 of the Code and the regulations thereunder.

                     (e)    No Multiemployer Plans.  No plan listed in Schedule
5.13 is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Intermed has never contributed to or had an obligation to contribute to any "multiemployer plan."

             5.14 Material Contracts. Schedule 5.14 contains an accurate and complete list of all executory contracts, licenses, instruments and understandings (whether or not in writing) in effect as of the date hereof and to which Intermed is a party or by which it is bound (each a "Material Contract"):

                     (a) requiring performance over a period of more than one year, with aggregate payment obligations in excess of $25,000,

                     (b) limiting the ability of Intermed to conduct its business, including as to manner or place,

                     (c)    providing for a guarantee or indemnity by Intermed,

                     (d) granting a power of attorney, agency or similar authority to another person or entity,





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
                     (e)    with any affiliate of Intermed,

                     (f) providing for commissions or representative agreements, practices or understandings, whether or not in writing or legally binding,

                     (g)    with any labor union or employees' association,

                     (h) or the employment or retention of any director, officer, employee, agent, shareholder, consultant or advisor or any other contract or understanding with any director, officer, employee, agent, shareholder, consultant or advisor,

                     (i) in the nature of any indenture, mortgage, promissory note, loan or credit agreement or other contract relating to the borrowing of money or a line of credit by Intermed or to the direct or indirect guaranty or assumption by Intermed of obligations of others,

                     (j)    providing for any charitable contributions, or

                     (k) providing for capital expenditures for the acquisition or construction of fixed assets, with aggregate payment obligations in excess of $25,000.

True and correct copies of all items listed on Schedule 5.14 have been provided to Urohealth.

Each of the Material Contracts is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws or equitable principles relating to or limiting the rights of creditors generally. With respect to each of the items listed on Schedule 5.14, there have been no defaults (or claims of default) by Intermed or by the other party or parties, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice or both, would constitute a default by Intermed or, to the knowledge of Intermed, by the other party or parties thereunder or would cause the acceleration of any obligation of any party thereto or the creation of an encumbrance upon any asset of Intermed. None of such items listed will be violated by or terminate or lapse by reason of, the execution and performance of this Agreement by Intermed.

             5.15 Indebtedness to and from Related Parties. Except as set forth on Schedule 5.15, Intermed is not indebted to any of its stockholders, directors, officers, employees or agents except for amounts due as normal salaries, wages and in reimbursement of ordinary expenses on a current basis. Except as set forth on Schedule 5.15, no stockholder, director, officer, employee or agent of Intermed is indebted to Intermed except for advances of business expenses on a current basis. Any Material Contract between Intermed and any of its stockholders, any party related to such stockholders, or any affiliate or related party of such stockholders or Intermed, including without limitation any leases of real property between or among any such parties, is based on the fair market value of the consideration involved in such contract, when compared to similar contracts between unrelated third parties.

             5.16 Licenses, Permits and Authorizations. Intermed and its employees hold all governmental licenses, permits, franchises and other authorizations necessary for its business as presently conducted or, in the case of such employees, to carry out their duties on behalf of Intermed. Such governmental licenses, permits, franchises and other authorizations are valid and sufficient in all material respects for all business presently carried on by Intermed, and Intermed knows of no threatened suspension, cancellation or invalidation of any such license, permit, franchise or other authorization.

             5.17 Intangible Property. Intermed has all rights to the following items that are used in the conduct of its business as presently conducted: all trade names including, without limitation, the trade names listed on Schedule 5.17, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks, service marks, and computer software, programs, and data bases, and all applications and documentation for any of the foregoing, and all certificates, registrations, grants and licenses or other rights with respect thereto, and all trade secrets, secret processes and confidential know-how used in the business of Intermed ("Intangible Property"). Schedule 5.17 lists all Intangible Property of Intermed. The execution, delivery and performance of this Agreement will not violate any rights of Intermed with respect to its Intangible Property. Intermed has not been charged with any infringement of any Intangible Property of others or been notified or advised of any claim of any other person relating to the infringement of any of the Intangible Property of others by Intermed. None of the Intangible Property of Intermed or any rights therein, has been assigned, transferred or licensed by Intermed in whole or in part to any other party. Each of the trade names and trademarks listed on Schedule 5.17 is valid, and is in good standing and active use and none has been abandoned. To the best of Intermed's knowledge, (i) there has been no unauthorized use of any of the Intangible Property of Intermed by any third parties, (ii) there are no outstanding or undetermined charges or claims of infringement by any third parties regarding any of the Intangible Property of Intermed, and (iii) there are no conflicts or claimed conflicts with respect to the rights of others to the use of any Intangible Property of Intermed.

             5.18 Accounts Receivable. All accounts receivable of Intermed, whether reflected on the Balance Sheet or, with respect to receivables arising after April 30, 1996, shown on the books of Intermed, represent sales actually made in the ordinary course of business, and are fully collectible net of any reserves shown on the Balance Sheet or on the books of Intermed (which reserves are adequate and were calculated consistent with past practices).

             5.19 Insurance. Schedule 5.19 contains an accurate and complete listing (showing type of insurance, amount, insurance company, annual premium, and special exclusions and deductibles) of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by Intermed. All such policies (i) are in full force and effect, (ii) are sufficient for compliance with all requirements of law and of all agreements to which Intermed is a party, (iii) will remain in full force and effect through the respective dates set forth in Schedule 5.19, and (iv) will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

             5.20 Overtime, Past Wages, Vacation and Minimum Wages. Except as set forth in Schedule 5.20 hereto, no present or former employee of Intermed has any claims against Intermed (whether under federal or state law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off (except for sick time) or pay in lieu of vacation or time off (except for sick time), other than that earned in respect of the current fiscal year or accrued in the ordinary course in accordance with generally accepted accounting principles, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

             5.21 Broker's or Finder's Fees. No agent, broker, investment or commercial banker, person or firm acting on behalf of Intermed or its shareholders or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

             5.22 Books of Account and Reports. Intermed's books of account reflect all of its items of income and expense, and substantially all of its assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with generally accepted accounting principles applied on a consistent basis. Intermed has filed all reports required by any law or regulation to be filed by it and it has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against it) pursuant to such reports. Intermed's minute books accurately reflect all significant actions taken by the shareholders and Board of Directors of Intermed. The stock certificate books of Intermed accurately reflect all transactions in its capital stock of all classes.

             5.23 Customers and Suppliers. Schedule 5.23 sets forth the names of, and a description of contractual arrangements (whether or not in writing) with, the ten largest suppliers of Intermed as of the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to Intermed with respect to which practicable alternative sources of supply are not readily available on comparable terms and conditions. Schedule 5.23 sets forth the names of the ten largest customers of Intermed and dollar amount of purchases made by each such customer during 1995.

             5.24 Bank Accounts. Schedule 5.24 sets forth (i) an accurate list of each bank, trust company, savings institution or other financial institution with which Intermed has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and (ii) the name of each person holding a power of attorney or agency authority from Intermed and a summary of the terms thereof.

             5.25 Hazardous Wastes. Intermed has not used, generated, manufactured, produced, installed, released, discharged, stored, treated or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of any property occupied, leased, owned or otherwise used by Intermed or transported any Hazardous Materials to or from any such property in violation of any Environmental Law. The term "Hazardous Materials" means any pesticides, fungicides, solvents, herbicides, flammable explosives, asbestos, radioactive materials, toxic substances or related injurious material, whether injurious by themselves or in combination with other materials, and any waste material which is regulated by any governmental entity, including but not limited to, any material or substance which is defined, designated or listed as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," or "toxic substance" under any provision of any Environmental Law. The term "Environmental Law" means any state or federal law governing, or intended to protect, the environment or governing the use, generation, manufacture, production, installation, release, discharge, storage, treatment or disposition of any Hazardous Materials, including but not limited to (i) Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. or Section 307 of the Clean Water Act, (ii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., (iv) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., or (v) the regulations adopted and publications promulgated pursuant to such laws.

             5.26 Distributions. Since April 30, 1996, Intermed has not made distribution of cash or property to any of its stockholders, including the payment of any dividend, loan, bonus, advance, compensation, or any other transfer of anything of value, other than salary and other payments consistent with pre-existing employment and fringe benefit arrangements, reimbursement of ordinary business expenses incurred and loans or advances which have been repaid by such shareholder on or prior to the Closing Date.

             5.27    FDA Matters.

                     (a) Intermed and each of its subsidiaries is, and the products sold by Intermed and each of its subsidiaries are, in compliance in all material respects with all current applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration or any other federal, foreign, state or local agency or governmental body having regulatory authority over the products of Intermed and its subsidiaries (the "FDA").

                     (b) Intermed or its subsidiaries have not received from the FDA, and none of them has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters, Section 305 notices or other similar communications from the FDA, and there have been no seizures conducted or threatened by the FDA, and no recalls, field notifications or alerts conducted, requested or threatened by the FDA relating to the products sold by Intermed or any of its subsidiaries.

                     (c) Each premarket approval ("PMA") and premarket notification ("510(k)") documents and related documents and information for each of the products of Intermed and its subsidiaries is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects. Intermed has disclosed in writing to Urohealth a complete and accurate list of all products of Intermed and its subsidiaries indicating (i) which products are marketed under an approved FDA authority (e.g., PMA, 510(k) or IDE) and identifying such authority, and (ii) which products are not marketed under an approved FDA authority, and indicating why such products are being marketed without such authority. Such listing also contains a complete and accurate list of all PMA applications, PMA supplements, 510(k) submissions and IDE submissions of Intermed or any of its subsidiaries currently pending with the FDA.

                     (d) Intermed and its subsidiaries is not aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by Intermed or any of its subsidiaries, or (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

                     (e) None of the products manufactured, marketed or sold by Intermed or any of its subsidiaries has been recalled or subject to a field notification (whether voluntarily or otherwise), and Intermed and its subsidiaries have not received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by Intermed or any of its subsidiaries.

             5.28 NASP Agreement. All of the ongoing obligations of Intermed pursuant to that certain Agreement, dated June 16, 1992, between North America Sterilization and Packaging Co., Inc., Intermed, Norman T. Ruedt, Paul Wiebel and F.O. Phoenix, Inc. (the "NASP Agreement") have terminated on or prior to the date hereof, including, without limitation the obligations of Intermed pursuant to Section 6 of the NASP Agreement.

             5.29 Accuracy of Information Furnished. No representation or warranty of Intermed contained in this Agreement or any other document, certificate or written statement furnished or to be furnished to Urohealth by Intermed for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                   ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER;
                             ADDITIONAL AGREEMENTS

             6.1 Conduct of Business Pending the Merger. Intermed agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

                    (a) the respective businesses of Intermed and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                    (b) Intermed and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or Articles of Incorporation, as applicable, or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                    (c) Intermed and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any voting debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                    (d) Intermed shall use its best efforts to preserve intact the business organization of Intermed and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; and

                    (e) Intermed and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of Intermed herein from becoming untrue or incorrect in any material respect.

             6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, Intermed agrees as to itself and its subsidiaries that, other than the agreements referred to herein, it will not, without the prior written consent of Urohealth (except as required by applicable law or pursuant to existing contractual arrangements) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between Intermed and one or more of its officers, directors or employees, in each case so as to increase the benefits thereunder (collectively, "COMPENSATION PLANS"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Intermed of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

             6.3 Legal Conditions to Merger. Each of Intermed and Urohealth shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Each company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.


             6.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

             6.5 Book Account and Repayment of Loan. Concurrently with the Closing, Urohealth shall cause the Surviving Corporation to pay to Norman
T. Ruedt the amount of $586,809 on Intermed's book account. Urohealth shall also cause the Surviving Corporation to pay to William Aloia the full amount of principal of, and accrued but unpaid interest on, that certain promissory note, dated June 10, 1986, in the current principal amount of $30,000 and interest in the amount of $3,600.

             6.6 Payment of Accounting Services. Concurrently with the Closing, Urohealth shall cause the Surviving Corporation to pay the account receivable of Intermed in the amount of $38,450 owed to Paul Keady for accounting services.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 7.1 Conditions to Both Intermed's and Urohealth's Obligation to Effect the Merger. The respective obligations of Intermed and Urohealth to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by mutual agreement:

                          (a)     No preliminary or permanent injunction or
other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Merger Agreement with the Secretary of State for the State of California and the Certificate of Merger with the Delaware Secretary of State, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "CONSENTS") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the Urohealth Shares in exchange for the Intermed Shares and to consummate the Merger shall have been received.

                          (b)     There shall not be any action taken, or any
statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation, Urohealth or their subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon either Intermed or Urohealth or their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                          (c)     Each of the Intermed shareholders shall have
voted in favor of the Merger and thereby waived their right to dissent from the Merger under Section 262 of the DGCL.

                 7.2 Conditions to Obligation of Urohealth and Urohealth Sub. The obligation each of Urohealth and Urohealth Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by Urohealth:

                          (a)     The representations and warranties of
Intermed contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time. Intermed shall have delivered to Urohealth and Urohealth Sub a certificate of its President as to the satisfaction of this condition.

                          (b)     Urohealth shall have received the opinion of
Wiley, Malehorn & Sirota, counsel to Intermed, dated the Closing Date and covering the matters set forth in Exhibit D.

                          (c)     Intermed shall have obtained the consent or
approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

                          (d)     Each of the Intermed stockholders receiving
Urohealth Shares in the Merger shall have delivered to Urohealth a Representation Letter.

                          (e)     Since April 30, 1996, there shall not have
been any material adverse change in the properties, business or condition (financial or otherwise) of Intermed.

                          (f)     Mr. Ruedt shall have executed and delivered
to Urohealth Sub a Consulting Agreement substantially in the form of Exhibit E hereto (the "CONSULTING AGREEMENT").

                          (g)     Mr. Ruedt shall have delivered to Urohealth
an acknowledgment of the termination of certain existing leases in a form reasonably acceptable to Urohealth.

                          (h)     Mr. Ruedt shall have delivered to Urohealth
documentation from Midlantic National Bank in a form reasonably acceptable to
Urohealth: (i) consenting to the termination of the Intermed lease; (ii) consenting to the change in control of Intermed; (iii) terminating the guarantee obligations of Intermed, Intermed Associates, Inc. and N.T. Ruedt Corporation; (iv) terminating the Security Agreement of Intermed Associates, Inc., and delivering appropriate UCC termination statements; and (v) terminating the obligations of Intermed, Intermed Associates and N.T. Ruedt Corporation under the Environmental Indemnification Agreement.

                          (i)     At the Closing, Intermed shall transfer to
Norman T. Ruedt, and he shall specifically assume the obligations of Intermed under that certain Consulting Agreement, dated April 15, 1993, among Intermed and Robert Fair and Linda Lee Fair, doing business as "Fairmed" ("Fairs") pursuant to which Fairs provide consulting services to Intermed. Norman T. Ruedt hereby agrees to indemnify and hold harmless each of Urohealth and Urohealth Sub, the directors, officers, employees and agents of each of Urohealth and Urohealth Sub and each person who controls Urohealth and Urohealth Sub against any and all loses, claims, damages or liabilities, joint or several, to which Urohealth or Urohealth Sub may become subject under the Consulting Agreement and any and all transactions related thereto.

                          (j)     Norman T. Ruedt shall have executed and
delivered Urohealth a Voting Agreement substantially in the form of Exhibit F.

                          (k)     Intermed shall have delivered to Urohealth
such other customary closing documents and certificates as Urohealth or its counsel shall reasonably request.

                 7.3 Conditions to Obligation of Intermed. The obligation of Intermed to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by Intermed.

                          (a)     The representations and warranties of
Urohealth and Urohealth Sub contained in this Agreement shall be true and correct at and as of the Effective time as if made at and as of such time. Urohealth and Urohealth Sub shall have delivered to Intermed a certificate of its President or any Vice President as to the satisfaction of this condition.

                          (b)     Urohealth shall have obtained the consent or
approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

                          (c)     Urohealth Sub shall have executed and
delivered the Consulting Agreement.

                          (d)     Intermed shall have entered into Severance
Agreements with each of persons identified on Exhibit G, such agreements to be substantially in the form of Exhibit G hereto.

                          (e)     Intermed shall have transferred to Norman T.
Ruedt the following receivables: Continental Wholesale, Inc. a trade receivable in the amount of $49, 645.83; Grinspic, Inc. an affiliate receivable in the amount of $43,355.60; and Intermed Rehab, Inc. an affiliate receivable in the amount of $337,167.77.


                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

                 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Constituent
Corporations:

                          (a)     By mutual written consent of Urohealth and
Intermed.

                          (b)     By Urohealth or Intermed if the Merger shall
not have been consummated on the date of this Agreement.

                          (c)     By Intermed or Urohealth, if any court of
competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

                 8.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect. Nothing contained in this Section 8.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement.

                 8.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of the parties, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX
                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

                 9.1      Survival of Representations, Warranties and
Agreements.

                          (a)     The representations, warranties or agreements
contained herein shall survive beyond the Effective Time for a period of two years after the Effective Time (the "TERMINATION DATE").

                          (b)     The Surviving Corporation, Urohealth,
Urohealth Sub and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the "INDEMNITEES") and individually each an "INDEMNITEE") will be entitled to be indemnified and held harmless against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses

(collectively, "LOSSES") incurred or suffered by any Indemnitee, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of, any representation or warranty of Intermed contained in this Agreement, when made or deemed to be made.

                          (c)     Each of the Intermed shareholders, acting
through the Representative, will be entitled to be indemnified and held harmless against and in respect of any Losses incurred or suffered by the Intermed shareholders, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of any representation or warranty of Urohealth contained in this Agreement, when made or deemed to be made.

                          (d)     In satisfaction of the indemnification
obligations of any Intermed stockholder pursuant to Section 9.1(b), such Intermed stockholder shall be entitled to tender to Urohealth in satisfaction of any such obligation shares of Common Stock of Urohealth with a fair market value on the date of such tender equal to the amount of the obligation being satisfied.

                          (e)     If any claim for indemnification hereunder
shall be made by an Indemnitee, such Indemnitee shall notify Norman T. Ruedt, as representative of the Intermed stockholders (the "REPRESENTATIVE"), of the existence of such claim and the basis therefore; provided, that any failure to so notify the Representative shall not relieve the obligations of the Intermed stockholders to indemnify an Indemnitee hereunder unless such Intermed stockholder has been materially prejudiced by the lack of notice. The Intermed stockholders, acting through the Representative, shall be entitled to assume the defense of any action against an Indemnitee on which an indemnification claim is based with counsel reasonably satisfactory to Indemnitee. If any claim for indemnification hereunder shall be made by an Intermed stockholder, such stockholder shall notify Urohealth, through the Representative, of the existence of such claim and the basis therefore; provided, that any failure to so notify Urohealth shall not relieve the obligations of Urohealth to indemnify an Intermed stockholder hereunder unless Urohealth has been materially prejudiced by the lack of notice. Urohealth shall be entitled to assume the defense of any action against an Intermed stockholder on which an indemnification claim is based with counsel reasonably satisfactory to the Representative.

                          (f)     The indemnification obligations hereunder
shall survive the closing until the second anniversary of the Closing Date, except that (i) indemnification obligations with respect to tax matters, including a breach of the representations and warranties set forth in Section
5.12 shall survive until expiration of the applicable statute of limitations and (ii) any claim for indemnification made prior to the expiration of such two-year period shall remain a continuing obligation until the matter and related indemnification claim is finally resolved. In no event shall the liability for indemnification hereunder exceed the aggregate Merger Consideration issued in the Merger.

                                   ARTICLE X
                               GENERAL PROVISIONS

                 10.1 Brokers. Intermed represents and warrants to Urohealth and Urohealth Sub that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Intermed. Urohealth represents and warrants to Intermed that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Urohealth or Urohealth Sub.

                 10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Intermed, to:

                          The Intermed Group, Inc.
                          15 White Lake Road
                          Sparta, New Jersey 07871
                          Attention:  Norman T. Ruedt

                 with a copy to:

                          Wiley, Malehorn and Sirota
                          250 Madison Avenue
                          Morristown, New Jersey 07960
                          Attention:  Fredric J. Sirota, Esq.

                 (b)      If to Urohealth or Urohealth Sub, to:

                          Urohealth Systems, Inc.
                          5 Civic Plaza, Suite 100
                          Newport Beach, California 92660
                          Attention:  Kevin M. Higgins, Esq.

                 with a copy to:

                          Morrison & Foerster LLP
                          19900 MacArthur Boulevard, Suite 1200
                          Irvine, California 92715
                          Attention:  Robert M. Mattson, Jr., Esq.

                 10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 10.4 Entire Agreement; Assignment. This Agreement (including the Schedules, Exhibits, and other documents and instruments referred to herein) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

                 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of law. In any action to enforce the terms or provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonably attorneys' fees and expenses in connection with any such action.

                 10.6 Parties in Interest. Except for Article IX hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever or by reason of this Agreement.

                 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                 10.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                 10.9 Investigation. The respective representations and warranties of Urohealth or Intermed contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by the other.

                 10.10 Binding. This Agreement shall be binding on the successors and assigns of the parties.

                 IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                           UROHEALTH SYSTEMS, INC.


                                           By /s/ James L. Johnson
                                              --------------------------------
                                              Name: James L. Johnson
                                                    --------------------------
                                              Title: Executive Vice President
                                                      - Finance
                                                     -------------------------

ATTEST:

/s/ Kevin M. Higgins
- ----------------------------
Kevin M. Higgins, Secretary


                                           UROHEALTH, INC. (CALIFORNIA)


                                           By: /s/ James L. Johnson
                                               -------------------------------
                                               Name: James L. Johnson
                                                     -------------------------
                                               Title: Executive Vice President
                                                      ------------------------

ATTEST:

/s/ Kevin M. Higgins
- ----------------------------
Kevin M. Higgins, Secretary

                                           THE INTERMED GROUP, INC.


                                           By: /s/ Norman T. Ruedt
                                               -------------------------------
                                               Name: Norman T. Ruedt
                                                     -------------------------
                                               Title: President
                                                      -------------------------

ATTEST:

/s/ Norman T. Ruedt
- ----------------------------
Norman T. Ruedt, Secretary